Exhibit 99.2
Molycorp Announces Pricing of Offering of Convertible Senior Notes Due 2016
Greenwood Village, CO (June 9, 2011, 10:00 p.m. Eastern) — Molycorp, Inc. (NYSE: MCP), the Western hemisphere’s only producer of rare earth oxides, today announced that it has priced a $200 million aggregate principal amount offering of its 3.25% Convertible Senior Notes due 2016 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In addition, Molycorp has granted the initial purchasers of the Notes an option to purchase an additional $30 million aggregate principal amount of the Notes. The closing of the Notes offering is expected to occur on or about June 15, 2011, subject to satisfaction of customary closing conditions.
The Notes will be Molycorp’s senior unsecured obligations and will bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2011. The Notes will be convertible at any time into shares of Molycorp’s common stock, cash, or a combination thereof, at Molycorp’s election. The conversion rate will initially be 14.0056 shares of Molycorp common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $71.40 per share of Molycorp’s common stock), subject to customary adjustments. The Notes will mature on June 15, 2016, unless earlier repurchased or converted in accordance with their terms prior to that date. Molycorp will not have the right to redeem the Notes prior to maturity.
Molycorp expects to use the net proceeds from the offering to fund its original Phase 1 production capacity plan as well as its Phase 2 expansion plan at its Mountain Pass, California processing facility. Any remaining net proceeds will be used for general corporate purposes. With this offering, Molycorp has raised nearly $800 million of proceeds that will be used to fully fund its original Phase 1 production capacity plan as well as its Phase 2 expansion plan at its Mountain Pass, California processing facility, the cost of which is currently estimated at $781 million.
The Notes and the shares of common stock issuable upon conversion of the Notes have not and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Molycorp
Colorado-based Molycorp, Inc. is the only REO producer in the Western Hemisphere and currently produces more than 3,000 metric tons of commercial rare earth materials per year. In addition to its flagship rare earth mine and processing facility at Mountain Pass, California, Molycorp also owns a controlling interest in the Estonia-based Molycorp Silmet AS, which has a production capacity of 3,000 metric tons of rare earth products and 700 metric tons of rare metal products annually and is one of the largest rare metal and rare earth metal producers in Europe. Additionally, Molycorp owns and operates Arizona-based Molycorp Metals and Alloys, one of the leading producers of high-purity rare earth alloys and metals outside of China. Following the execution of Molycorp’s “mine-to-magnets” strategy and the expected 2012 completion of Phase 1 of its modernization and expansion efforts at its Mountain Pass, California processing facility, the Company expects to produce at a rate of approximately 19,050 metric tons of REO equivalent per year from Mountain Pass. The Company expects to achieve an annual production capacity at Mountain Pass by the end of 2013 of approximately 40,000 metric tons of REO equivalent per year after the completion of Phase 2. Molycorp intends to provide to the market a range of rare earth products, including high-purity oxides, metals, alloys, and permanent magnets. The Company currently sells products to customers in Europe, North and South America, Asia, Russia, and other previous nations of the Soviet Union.
Contacts
Molycorp Contact:
Molycorp, Inc.
Jim Sims, Director of Communications
+1 (303) 843-8067
Jim.Sims@Molycorp.com
or
Investor Relations:
ICR, LLC
Gary T. Dvorchak, CFA, Senior Vice President
+1 (310) 954-1123
Gary.Dvorchak@icrinc.com